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                    New Haven Register Page A16 March 18, 1998

                 SHOULD THE STATE PLAY A ROLE IN ECHLIN'S FATE?

                 YES: Owners not corporation's sole constituency

                                By Larry McCurdy

         As the chief executive officer of a Fortune 500 company, I am deeply aware of the importance of increasing value for Echlin's shareholders. Each day, our share price stands as a constant reminder of the progress we have made, and the goals we are working diligently to achieve.

         At the same time, I am mindful of the complexities of a dynamic company such as Echlin -- which has over $3 billion in sales, 300,000 different products, 150 plants and 30,000 associates worldwide. That's way I respect the intention underlying Connecticut's corporate laws, which mandate that a board of directors must consider the welfare of all a company's constituencies, including its shareholders. Shareholder's interest are important -- as are those of employees, suppliers, customers and local communities, which also must be taken into account.

          The full Connecticut legislature is about to debate a bill that will have significant consequences for all publicly owned companies incorporated in this state. It will determine whether a hostile raider such as SPX Corp. (based in Michigan, incorporated in Delaware and loaded with takeover defenses against hostile raiders) can take advantage of Connecticut's present business combination statutes. Namely, through the mechanism of calling a special meeting, a minority of shareholders (as little as 25.1 percent) could toss out a current independent board and install one dedicated solely to carrying out the raider's agenda, not necessarily to improving shareholder value.

         The strong, bipartisan support this bill has already received in the Judiciary Committee is a sign that our legislators are keen to prevent further proliferation of abusive takeover tactics.

         SPX has accused us of failing to negotiate a deal simply to entrench our management. This is far from the truth. The effect of an SPX hostile takeover would be devastating to the 3,000 Echlin employees it would immediately cut, and the local economies in which we operate. These cuts would be gratuitous, enacted only to reduce immediate costs while severely jeopardizing the long-term health of our company.

         Echlin is already in the midst of an aggressive, strategic repositioning program, and as SPX's chief executive conceded, we're on the right track: Our recent results bear that out. I am convinced that our current program sets staffing at a sufficient level to keep the company lean, while we improve operations.

         Ironically, SPX's hostile takeover of Echlin, while slashing employment and depriving Echlin shareholders of the fruits of our efforts, could above all result in Echlin's efforts winding up benefiting the raiders themselves. Like Echlin, SPX has adopted Economic Value Added (EVA), a strategic tool that stresses continuous improvement and shareholder value in every decision made. Some analysts predict that SPX's plan to take over Echlin will be hugely EVA-negative to its shareholders. One might expect that SPX will "reset the clock" on its EVA benchmarks for management compensation purposes.

         In other words, it would lower the current starting point, so that any improvement from here forward will allow SPX managers to earn hefty bonuses by firing Echlin employees. I don't see how an EVA clock-reset would play fairly with Echlin employees, although it certainly would be attractive to SPX's senior executives.

         Our approach has always been to build the business to bring long-term benefits to all constituents -- not to pillage it for short-term gain. That goes against a lifetime of hard work and dedication.

         When I was a youngster, I often accompanied my dad on his rounds. He distributed bread to stores, and my job was to stock the doughnut cases. It instilled in me an abiding appreciation for hard work. But when my father was laid off after 30 years, with no pension and no severance, it made an even stronger impression. It made me deeply aware of the hardships of losing employment. And it convinced me that preserving useful and productive jobs, wherever possible, is a valuable and desirable goal.

         Yes, shareholders are vitally important, and we are dedicated to increasing shareholder value. But 10 years ago the legislature of this great state established a public policy designed to protect all of a company's constituents. That policy should not be put at risk.



         Larry McCurdy is chairman, president and chief executive officer of Echlin, Inc., 100 Double Beach Road, Branford 06405